                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]    Preliminary Proxy Statement
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Section 240.14a-11(c) or
       Section 240.14a-12

                            THE VANTIVE CORPORATION
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X]    No Fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:

                 --------------------------------------------------------------
         2)      Aggregate number of securities to which transaction applies:

                 --------------------------------------------------------------
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

                 --------------------------------------------------------------
         4)      Proposed maximum aggregate value of transaction:

                 --------------------------------------------------------------
         5)      Total fee paid:

         1 Set forth the amount on which the filing fee is calculated and state how it was determined.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)      Amount Previously Paid:

                 --------------------------------------------------------------
         2)      Form, Schedule or Registration Statement No.:

                 --------------------------------------------------------------
         3)      Filing Party:

                 --------------------------------------------------------------
         4)      Date Filed:

                 --------------------------------------------------------------

                            THE VANTIVE CORPORATION
                              2455 AUGUSTINE DRIVE
                             SANTA CLARA, CA 95054

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 1, 1997

To the Stockholders of The Vantive Corporation:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Vantive Corporation (the "Company") will be held on Thursday, May 1, 1997, at 9:00 a.m. at The Westin Hotel at 5101 Great America Parkway, Santa Clara, California, for the following purposes:

         1. To elect seven (7) members of the Board of Directors to hold office until the 1998 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

         2. To consider and vote upon a proposal to amend the Company's 1991 Stock Option Plan to (i) increase the maximum aggregate number of shares of the Company's Common Stock issuable thereunder by 1,200,000 shares and (ii) limit the number of shares of the Company's Common Stock underlying options granted to any single individual per fiscal year to 800,000 shares;

         3. To vote upon a proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the year ending December 31, 1997.

         4. To transact such other business as may properly come before the meeting.

         Stockholders of record at the close of business on March 16, 1997 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal office of The Vantive Corporation.

                                       By Order of the Board of Directors


                                       KATHLEEN A. MURPHY
                                       Secretary

Santa Clara, California
April 4, 1997

STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS PROXY AND VOTE IN PERSON AT THE MEETING.

                            THE VANTIVE CORPORATION
                              2455 AUGUSTINE DRIVE
                             SANTA CLARA, CA 95054

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 4, 1997

         The accompanying proxy is solicited by the Board of Directors of The Vantive Corporation, a Delaware corporation (the "Company"), for use at the 1997 Annual Meeting of Stockholders to be held May 1, 1997, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is April 4, 1997, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                              GENERAL INFORMATION

         Annual Report. An annual report for the year ended December 31, 1996, is enclosed with this Proxy Statement.

         Voting Securities. Only stockholders of record as of the close of business on March 16, 1997 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 24,283,469 shares of Common Stock of the Company, par value $0.001 per share, issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

         Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail and through its regular employees, the Company may request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

         Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth certain information, as of January 18, 1997, with respect to the beneficial ownership of the Company's Common Stock by
(i) each director and director-nominee of the Company, (ii) the Chief Executive Officer, the four other highest compensated executive officers of the Company whose salary and bonus for the year ended December 31, 1996 exceeded $100,000,
(iii) all directors and executive officers of the Company as a group and (iv) each person known by the Company to own more than 5% of the Company's Common Stock.

                                                                                      Shares Owned (1)
                                                                                -----------------------------
 Name and Address of                                                             Number of      Percentage of
 Beneficial Owners                                                                Shares            Class
                                                                                -----------------------------
 DIRECTORS AND EXECUTIVE OFFICERS
 John R. Luongo (2)  . . . . . . . . . . . . . . . . . . . . . . .              1,634,500            6.7
 Roger J. Sippl (3)  . . . . . . . . . . . . . . . . . . . . . . .              1,081,644            4.5
   c/o Visigenic Software, Inc.
   951 Mariner's Island Blvd., Suite 460
   San Mateo, CA  94404

 William H. Davidow (4)  . . . . . . . . . . . . . . . . . . . . .                 202,646            *
   c/o Mohr, Davidow Ventures
   3000 Sand Hill Road
   Bldg. 1, Suite 240
   Menlo Park, CA  94025
 Peter A. Roshko (5) . . . . . . . . . . . . . . . . . . . . . . .                  23,850            *
   c/o Granite Investments
   735 Montgomery Street, Suite 400
   San Francisco, CA  94111
 Kevin G. Hall (6) . . . . . . . . . . . . . . . . . . . . . . . .                  18,150            *
   c/o Norwest Equity Partners
   3000 Sand Hill Road
   Bldg. 3, Suite 105
   Menlo Park, CA  94025
 Aneel Bhusri (7)  . . . . . . . . . . . . . . . . . . . . . . . .                   2,000            *
   c/o PeopleSoft, Inc.
   4440 Rosewood Drive
   Pleasanton, CA  94588

 Raymond L. Ocampo Jr. (8) . . . . . . . . . . . . . . . . . . . .                      --            --
 John M. Jack (9)  . . . . . . . . . . . . . . . . . . . . . . . .                 331,200           1.4
 Kathleen A. Murphy (10) . . . . . . . . . . . . . . . . . . . . .                 279,200           1.1

 Christopher W. Lochhead (11)  . . . . . . . . . . . . . . . . . .                 240,000            *
 Michael M. Loo (12) . . . . . . . . . . . . . . . . . . . . . . .                 126,390            *
 All directors and executive officers as a group
   (12 persons) (13) . . . . . . . . . . . . . . . . . . . . . . .              4,039,680            16.0

 FORMER EXECUTIVE DIRECTOR AND OFFICER
 Steven M. Goldsworthy (14)  . . . . . . . . . . . . . . . . . . .              1,736,667            7.2
   2784 Glorietta Avenue
   Santa Clara, CA 95051


 5% STOCKHOLDERS
 Putman Investments, Inc. (15) . . . . . . . . . . . . . . . . . .              3,501,069            14.5
   One Post Office Square
   Boston, MA 012109
 FMR Corp. (16)  . . . . . . . . . . . . . . . . . . . . . . . . .              2,971,797            12.3
   82 Devonshire Street
   Boston, MA 02109
 T. Rowe Price Associates, Inc.  . . . . . . . . . . . . . . . . .              1,471,986            6.1
   100 E. Pratt Street
   Baltimore, MD 21202

______________

*        Represents less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable, or become exercisable within 60 days following January 18, 1997, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. All options held by the individuals named in the table are immediately exercisable, subject to a right of repurchase in favor of the Company for all exercised unvested shares. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated in the table, the individuals named in the table may be contacted c/o The Vantive Corporation, 2455 Augustine Drive, Santa Clara, CA 95054.

(2) Mr. Luongo is President, Chief Executive Officer and a director of the Company. Includes 150,000 shares subject to options exercisable within 60 days of January 18, 1997. Of the shares indicated as owned by Mr. Luongo, 256,501 shares were subject to a right of repurchase in favor of the Company as of January 18, 1997.

(3) Mr. Sippl is the Chairman of the Board of Directors of the Company. Includes 168,718 shares held by his spouse. Mr. Sippl disclaims beneficial ownership of all such shares. Also includes 6,250 shares subject to options exercisable within 60 days of January 18, 1997.

(4) Mr. Davidow is a director of the Company. Includes 145,352 shares held by The Davidow Family Trust dated 7/26/91 of which Mr Davidow is a trustee. Also includes 51,044 shares held by Mohr, Davidow Ventures
         II. Mr. Davidow is a General Partner of Mohr, Davidow Ventures II and therefore may be deemed to own shares currently owned by Mohr, Davidow Ventures II. Mr. Davidow disclaims beneficial ownership of all such shares, except for his proportionate partnership interest therein. Also includes 6,250 shares subject to options exercisable within 60 days of January 18, 1997.

(5) Mr. Hall is a director of the Company. Includes 6,250 shares subject to options exercisable within 60 days of January 18, 1997.

(6) Mr. Roshko is a director of the Company. Includes 6,250 shares subject to options exercisable within 60 days of January 18, 1997. Mr. Roshko was previously affiliated with Mohr, Davidow Ventures II and retains a proportionate partnership interest 51,044 shares owned by Mohr, Davidow Ventures II.

(7)      Mr. Bhusri is a director of the Company.

(8)      Mr. Ocampo is a director of the Company.

(9) Mr. Jack is Chief Operating Officer of the Company. Includes 330,000 shares subject to options exercisable within 60 days of January 18, 1997. Of the shares indicated as owned by Mr. Jack, 230,958 shares were subject to a right of repurchase in favor of the Company as of January 18, 1997.

(10) Ms. Murphy is Chief Financial Officer and Secretary of the Company. Includes 255,778 shares subject to options exercisable within 60 days of January 18, 1997. Of the shares indicated as owned by Ms. Murphy, 198,293 shares were subject to a right of repurchase in favor of the Company as of January 18, 1997.

(11) Mr. Lochhead is Executive Vice President of Strategic Marketing of the Company. Represents shares subject to options exercisable within 60 days of January 18, 1997. Of the shares indicated as owned by Mr. Lochhead, 205,000 shares were subject to a right of repurchase in favor of the Company as of January 18, 1997.

(12) Mr. Loo is Vice President, Finance of the Company. Includes 57,240 shares subject to options exercisable within 60 days of January 18, 1997. Of the shares indicated as owned by Mr. Loo, 42,078 shares were subject to a right of repurchase in favor of the Company as of January 18, 1997.

(13) See Notes (2) through (12). Includes 1,158,018 shares subject to options exercisable within 60 days of January 18, 1997. Of the shares indicated as owned by these stockholders, 1,032,830 shares are subject to a right of repurchase in favor of the Company as of January 18, 1997.

(14) Mr. Goldsworthy resigned as the Company's Chairman of the Board and Chief Technology Officer in December 1996. Includes 11,667 shares subject to options exercisable within 60 days of January 18, 1997.

(15) Putnum Investments, Inc., which is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., wholly owns two registered investments advisers: Putman Investment Management, Inc., which is the investment adviser to the Management, Inc., which is the investment adviser to the Putnam family of mutual funds and the Putman Advisory Company, Inc., which is the investment adviser to Putman's institutional clients. Both subsidiaries have dispository power over the shares as investment managers, but each of the mutual fund's trustees have voting power over the shares held by each fund, and the Putman Advisory Company, Inc. has shared voting power over the shares held by the institutional clients.

(16) Includes 1,910,597 shares held by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., as a result of acting as investment adviser to several investment companies registered under the Investment Company Act of 1940 (the "Funds"). Edward C. Johnson 3d, the Chairman of FMR Corp. (through the control of Fidelity by FMR Corp.) and the Funds each has sole power to dispose of the 1,061,200 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. Also includes 1,061,200 shares held by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., as a result of its serving as investment manager of the institutional accounts. Edward
         C. Johnson 3d and FMR Corp. (through the control of Fidelity Management Trust Company by FMR Corp.), has sole dispositive power 1,061,200 and sole power to vote or to direct the voting of 1,061,200 shares of common stock owned by the institutional account(s) as reported above. Edward C. Johnson 3d and Abigail P. Johnson own 12.0% and 24.5% of the outstanding voting common stock of FMR Corp., respectively. Various Johnson family members and trusts for the benefit of Johnson family members own FMR Corp. voting common stock. These Johnson family members, through their ownership of voting common stock and the execution of a family shareholder's voting agreement, form a controlling group with respect to FMR Corp.

                             ELECTION OF DIRECTORS

         Seven (7) directors, constituting the Company's full Board, are to be elected at the Annual Meeting. If elected, the nominees will serve as directors until the Company's Annual Meeting of Stockholders in 1998, and until their successors are elected and qualified.

         Management's nominees for election to the Board of Directors and certain information with respect to their age and background are set forth below. Management knows of no reason why any nominee should be unable or unwilling to serve. However, if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for such substitute nominees as management may designate.

         If a quorum is present and voting, the nominees for directors receiving the highest number of votes will be elected as directors.
Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for purposes of determining if a quorum is present.

                                                                                                    DIRECTOR
 Name                                 Position With the Company                      Age              SINCE
 ----                                 -------------------------                      ---            --------
 John R. Luongo                       President, Chief Executive Officer              47              1993
                                      and Director
 Roger J. Sippl                       Chairman of the Board                           42              1990

 Aneel Bhusri                         Director                                        31              1996

 William H. Davidow                   Director                                        61              1991

 Kevin G. Hall                        Director                                        38              1994

 Raymond L. Ocampo Jr.                Director                                        44              1997

 Peter A. Roshko                      Director                                        38              1991


         John R. Luongo has been President, Chief Executive Officer and a director of the Company since June 1993. He was an independent consultant from November 1992 to June 1993, President, Chief Executive Officer and Chairman of the Board of Trifox, Inc., a software company, from September 1991 to November 1992, Senior Consultant at Merrill, Pickard, Andersen and Eyre, a venture capital firm, from September 1990 to June 1991 and Senior Vice President International Division, at Oracle Corporation from July 1982 to July 1990.

         Roger J. Sippl is a co-founder of the Company and has served as a director of the Company since December 1990 and as Chairman of the Board since 1996. Mr. Sippl is the founder of Visigenic Software, Inc., where he has served as Chief Executive Officer and Chairman of the Board since January 1993. Prior to his relationship with Visigenic Software, Inc., Mr. Sippl founded Informix Corporation in 1980 and served as that company's Chairman of the Board until 1992.

          Aneel Bhusri has served as a director of the Company since December 1996. He served in several capacities with PeopleSoft, Inc. since August 1993, currently as its Senior Vice President of Product Strategy. From June 1992 to March 1993, Mr. Bhusri served as an associate at Norwest Venture Capital. From 1988 to 1991, he was a financial analyst in Morgan Stanley's Corporate Finance Department.

         William H. Davidow has served as a director of the Company since July 1991. He has been a General Partner at Mohr, Davidow Ventures since May 1985.

         Kevin G. Hall has served as a director of the Company since May 1994. He has served as a General Partner of Norwest Equity Partners, IV since August 1993. Prior to his relationship with Norwest Equity Partners, IV, he served as a principal in Brentwood Associates, a venture capital firm, from June 1988 to August 1993.

         Raymond L. Ocampo Jr. has served as a director of the Company since January 1997. He served in several capacities with Oracle Corporation from July 1986 to November 1996, primarily and most recently as its Senior Vice President, General Counsel and Corporate Secretary.

         Peter A. Roshko has served as a director of the Company since July 1991. Mr. Roshko co-founded and has been a co-Member of Granite Investments, an investment company, since August 1995. From December 1993 to August 1995. From December 1993 to August 1995, Mr. Roshko was a General Partner at Cottonwood Ventures, a venture capital firm. From June 1993 to December 1993, Mr. Roshko was an independent investor and consultant in the venture capital industry. Mr. Roshko was a General Partner at Mohr, Davidow Ventures from March 1987 to June 1993.

         During 1996, the Board held nine meetings. No incumbent director attended fewer than 75% of such meetings of the Board and the Committees on which he serves.

         The Company has an Audit Committee, a Compensation Committee and Nominating Committee.

         The Audit Committee's function is to review with the Company's independent accountants and management the annual financial statements and independent accountants' opinion, review the scope and results of the examination of the Company's financial statements by the independent accountants, approve all professional services and related fees performed by the independent accountants, recommend the retention of the independent accountants to the Board, subject to ratification by the stockholders, and periodically review the Company's accounting policies and internal accounting and financial controls. The members of the Audit Committee are Messrs. Davidow and Sippl. During 1996, the Audit Committee held three meetings.

         The Compensation Committee's function is to review and establish salary levels for executive officers, including the Chief Executive Officer, and certain other management employees and to grant stock options. The members of the Compensation Committee are Messrs. Hall, Ocampo and Roshko. During 1996, the Compensation Committee held three meetings. For additional information concerning the Compensation Committee, see "Compensation Committee Report On Executive Compensation."

         The Nominating Committee's function is to select new members to fill vacancies on the Board occurring between stockholder meetings and to determine which candidates will be presented to the stockholders as nominees for election, subject to approval by the Board. The members of the Nominating Committee are Messrs. Davidow, Luongo and Sippl. During 1996, the Nominating Committee held two meetings.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

         The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company as of December 31, 1996 whose total salary and bonus for 1996 exceeded $100,000, for services in all capacities to the Company, during 1996, 1995 and 1994:

                                                           SUMMARY COMPENSATION TABLE
                                                                                                                    Long Term
                                                                            Annual Compensation                    Compensation
                                                                 -----------------------------------------            Awards
                                                                                                                     Options
                Name and Principal Position                      Year             Salary             Bonus           (Shares)
                ---------------------------                      ----             --------       -----------       ------------
                John R. Luongo  . . . . . . . . . . . . .        1996             $180,452       $      --            100,000
                   President and Chief Executive Officer         1995             $180,000       $      --            124,500
                                                                 1994             $179,207       $      --            240,000

                John M. Jack (1)  . . . . . . . . . . . .        1996             $130,000          $328,161           34,000
                   Chief Operating Officer                       1995              $86,667          $159,843          326,000

                Kathleen A. Murphy (2)  . . . . . . . . .        1996             $143,045           $35,000           12,800
                    Chief Financial Officer and                  1995             $ 56,167           $ 5,000          285,200
                    Secretary

                Christopher W. Lochhead (3) . . . . . . .        1996              $83,370           $75,000          240,000
                    Executive Vice President of
                    Strategic Marketing

                Michael M. Loo  . . . . . . . . . . . . .        1996              $99,665           $32,500           16,900
                   Vice President, Finance                       1995              $92,771           $10,000           43,000
                                                                 1994              $85,000           $20,000             --

______________

         (1)     Mr. Jack joined the Company in May 1995.

         (2)     Ms. Murphy joined the Company in August 1995.

         (3)     Mr. Lochhead joined the Company in June 1996.

         The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during 1996 to the persons named in the Summary Compensation Table:


                                                              OPTION GRANTS IN 1996
                                                                                        Potential Realizable
                                                                                      Value at Assumed Annual
                                                                                        Rates of Stock Price
                                              % of Total                              Appreciation for Option
                                               Options                                        Term(1)
                                 Options      Granted to     Exercise                 -----------------------
                                 Granted     Employees in      Price      Expiration
             Name              (Shares)(2)   Fiscal Year     ($/Sh)(2)       Date        5% ($)      10% ($)
             ----              -----------   ------------    ---------    ----------  ----------   ----------
 John R. Luongo                  100,000         6.1%         $11.75       3/28/06      $738,951   $1,872,647

 John M. Jack                     34,000         2.1%         $12.75       7/17/06      $272,626     $690,887

 Kathleen A. Murphy               12,800         0.8%         $12.75       7/17/06      $102,636     $260,099

 Christopher W. Lochhead         240,000        14.6%         $12.75       7/17/06    $1,924,416   $4,876,850

 Michael M. Loo                   16,900         1.0%         $12.75       7/17/06      $129,818     $328,934

_________________________________

(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. This table does not take into account any appreciation in the price of the Common Stock to date.

(2) All options granted in 1996 were granted under the Company's 1991 Stock Option Plan (the "Option Plan"). Under such Option Plan, the Board of Directors retains discretion to modify the terms, including the price, of outstanding options. Options granted under the Option Plan are immediately exercisable, subject to a right of repurchase in favor of the Company for all exercised unvested shares. All options were granted at fair market value as determined by the Board of Directors of the Company on the date of grant. The Company's Common Stock was not traded publicly at the time of the option grants to the officers. See also "Management--Termination and Change of Control Arrangements."

         The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in 1996, and unexercised options held as of December 31, 1996, by the persons named in the Summary Compensation Table:


                       AGGREGATE OPTION EXERCISES IN 1996
                           AND YEAR-END OPTION VALUES

                                                                                         Value of Unexercised In-the-
                                                          Number of Unexercised Options        Money Options at
                                                                   at 12/31/96                    12/31/96(1)
                                                          -----------------------------  -----------------------------
                                 Shares
                              Acquired on      Value
 Name                           Exercise    Realized(2)   Exercisable    Unexercisable    Exercisable   Unexercisable
-----                         ------------  -----------   -----------    -------------    -----------   --------------
 John R. Luongo  . . . . . .       --             --        150,000           --           $3,437,500         --

 John M. Jack  . . . . . . .     30,000       $640,000      330,000           --           $9,432,000         --

 Kathleen A. Murphy  . . . .     42,222       $457,777      255,778           --           $6,699,737         --

 Christopher W. Lochhead . .       --             --        240,000           --           $4,440,000         --

 Michael M. Loo  . . . . . .      1,950        $29,250      57,240            --           $1,441,306         --

________________

(1) Calculated on the basis of the fair market value of the underlying securities at December 31, 1996 of $31.25 per share, as reported by the Nasdaq National Market, minus the aggregate exercise price.

(2) "Value Realized" represents the fair market value of the underlying securities on the exercise date minus the aggregate exercise price of such options.

TERMINATION AND CHANGE OF CONTROL ARRANGEMENTS

         The Option Plan provides that, in the event of (i) a sale or exchange by the stockholders of all or substantially all of the Company's voting stock or certain mergers or consolidations to which the Company is a party in which the stockholders of the Company do not retain beneficial ownership of at least a majority of the voting stock of the Company or its successor, (ii) the sale, exchange or transfer of all or substantially all of the assets of the Company other than to one or more subsidiary corporations, or (iii) a liquidation or dissolution of the Company, the Board of Directors of the Company may provide for the acquiring or successor corporation to assume or substitute new options for the options outstanding under the Option Plan. To the extent that the options outstanding under the Option Plan are not assumed, substituted for, or exercised prior to such event, they will terminate. In addition, the Company has agreed with each of John R. Luongo, John M. Jack, Kathleen A. Murphy and Christopher W. Lochhead that each will be credited with 12 months of service for purposes of option vesting in the event of any change in control of the Company.

DIRECTOR COMPENSATION

         Directors do not receive any cash compensation for their services as members of the Board of Directors, although they are reimbursed for their expenses in attending Board and committee meetings. In addition, each director who is not a member of management will receive stock options to purchase 10,000 shares of Common Stock pursuant to the 1995 Outside Directors Stock Option Plan

(the "Directors Plan") upon the anniversary of the initial grant to such director under the Directors Plan.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such person.

         Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and greater than 10% stockholders were complied with except for statements of changes in beneficial ownership for the distributions by a partnership to director Roshko of 15,868 shares in each of February 1996 and March 1996, respectively, which were reported late.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION


         In 1996, the Compensation Committee (the "Committee") was composed of Messrs. Hall and Roshko and, until September 1996, Mr. Yogen Dalal, a former director of the Company. In addition, Mr. Ocampo has served on the Committee since January 1997. Each of these individuals is a non-employee member of the Company's Board of Directors. The Committee is responsible for setting and administering policies governing compensation of executive officers. For all executive officers, the Committee reviews the performance and compensation levels for executive officers, sets salary and bonus levels and makes option grants under the Company's 1991 Stock Option Plan.

COMPENSATION POLICIES GENERALLY.

         The goals of the Company's executive officer compensation policies are to attract, retain and reward executive officers who contribute to the Company's success, to align executive officer compensation with the Company's performance and to motivate executive officers to achieve the Company's business objectives. The Company uses salary, executive officer bonuses and stock options to achieve these goals. The Committee reviews compensation surveys and other data to enable the Committee to compare the Company's compensation package with that of similarly-sized high technology companies in the Company's geographic area.

         SALARY. Base salaries of executive officers other than for Mr. John Luongo, the Company's President and Chief Executive Officer, and Mr. Steven Goldsworthy, the Company's former Chief Technology Officer, are reviewed annually by Mr. Luongo, and adjustments are made, based on individual executive officer performance, scope of responsibilities and levels paid by similarly-sized high technology companies in the Company's geographic area.
The base salary of Mr. Goldsworthy was reviewed by the Committee and was based on similar factors.

         BONUSES. The Compensation Committee believes that cash performance-based compensation incentives build stockholder value and align the interests of executive officers with the stockholders. In 1996, each of the Company's executive officers developed goals and objectives for each year in consultation with Mr. Luongo. Mr. Luongo recommended, and the Committee reviewed and approved, a cash bonus compensation structure for each such executive officer based on the individual's overall performance, attainment of the predetermined financial and other goals, and the Company's performance.

         STOCK OPTIONS. The Committee strongly believes that equity ownership by executive officers provides incentives to build stockholder value and align the interests of executive officers with the stockholders. The size of an initial option grant to an executive officer has generally been determined with reference to similarly-sized high technology companies in the Company's geographic area for similar positions, the responsibilities and future contributions of the executive officer, as well as recruitment considerations. In this regard, during 1996 options were granted to Mr. Christopher Lochhead, the Company's Executive Vice President of Strategic Marketing, and to Mr. Garry Hallee, the Company's Senior Vice President of Engineering, upon each such executive officer commencing employment with the Company. For subsequent option grants, options have been granted to each executive officer who had not commenced employment during 1996 on a quarterly basis primarily based on attainment of predetermined financial and other goals.

         In addition, the Company has entered into agreements with each of Mr. Jack, Ms. Murphy and Mr. Lochhead which provide that, upon a change in control (as defined in the agreement), these executive officers will be entitled to an acceleration by twelve months of the vesting of any then exercisable stock options previously granted under the Company's stock option plan. The Committee believes the agreements are appropriate because they would allow these executive officers to implement a change in control without being distracted by concerns over the loss of their personal livelihood.  This would provide the Company the strongest possible negotiating
team and help the Company to make a successful transition.   See "Termination
and Change of Control Agreements."

CHIEF EXECUTIVE OFFICER COMPENSATION.

         The Compensation Committee annually reviews the performance and compensation of Mr. Luongo. Mr. Luongo has served as the Company's President and Chief Executive Officer since June 1993. The compensation of Mr. Luongo is based upon the same criteria outlined above for the other executive officers of the Company. While the Chief Executive Officer makes recommendations about the compensation levels, goals and performance of the other executive officers, he does not participate in discussions regarding his compensation or performance. In order to increase the portion of his total compensation which was performance-based, his base salary in 1996 remained substantially unchanged from his 1995 base salary. In 1996, the Committee awarded Mr. Luongo with a bonus in the form of options to purchase 100,000 shares of the Company's common stock, based upon the Committee's assessment of the Company's strong financial performance and to align the interests of Mr. Luongo with its stockholders.

         Upon a change in control (as defined in the agreement), Mr. Luongo will be entitled to an acceleration by twelve months of the vesting of any then exercisable stock options previously granted to Mr. Luongo under the Company's stock option plan. The Committee believes the agreement is appropriate for the reasons stated above. See "Termination and Change of Control Agreements."



                                       COMPENSATION COMMITTEE


                                       Kevin G. Hall
                                       Raymond L. Ocampo Jr.
                                       Peter Roshko

                        COMPARISON OF STOCKHOLDER RETURN

         Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market Index (U.S. companies only) and the Nasdaq Computer & Data Processing Stocks Index for the period commencing on August 15, 1995, the first day of trading following the date of the Company's initial public offering, and ending on December 31, 1996.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
               FROM AUGUST 15, 1995 THROUGH DECEMBER 31, 1996(1):

           THE VANTIVE CORPORATION, NASDAQ STOCK MARKET - U.S. INDEX,
                 NASDAQ COMPUTER & DATA PROCESSING STOCKS INDEX


                                  [GRAPH]


                                                             August 15,        December 31,      December 31,
                                                                1995               1995               1996
                                                            ------------      --------------    --------------
The Vantive Corporation(2)                                   $100.00             $187.50           $520.83
Nasdaq Computer & Data Processing Stocks Index               $100.00             $104.49           $128.85
Nasdaq Stock Market - U.S. Index                             $100.00             $104.27           $128.30





 ________________________

(1) Assumes that $100.00 was invested on August 15, 1995 in the Company's Common Stock and each index. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

(2) Reflects a two-for-one stock split in the form a 100% stock dividend paid in October 1996.

                  PROPOSAL TO AMEND THE 1991 STOCK OPTION PLAN


         The Board of Directors and the stockholders approved the adoption of the 1991 Stock Option Plan (the "Option Plan") in October 1991 and October 1992, respectively. Amendments to the Option Plan have been adopted by the Board and approved by the stockholders from time to time. As of February 28, 1997, the maximum number of shares of the Common Stock of the Company which may be issued upon the exercise of options granted pursuant to the Option Plan is 7,000,000, of which 3,436,783 shares were outstanding and 355,687 shares remained available for future stock option grants. The Board of Directors has amended the Option Plan, subject to stockholder approval (i) to increase by 1,200,000 the maximum aggregate number of shares of the Common Stock of the Company that may be issued thereunder and (ii) to limit the number of shares of Common Stock underlying options granted to any single individual per fiscal year to 800,000.

         Effective January 1, 1994, changes were made to the federal corporate income tax law that limit the ability of public companies to deduct compensation in excess of $1 million paid annually to the company's CEO and the four other most highly compensated executive officers. These are exemptions from this limit -- including compensation based on the attainment of performance goals established by the Compensation Committee and approved by the Company's stockholders. Currently, any compensation paid by the Company pursuant to the Option Plan is excluded from this $1 million limitation. However, if the stockholders approve the proposed increase to the share reserve of the Option Plan, the Company will be unable to rely upon this exemption unless the stockholders also approve a limit on the aggregate number of shares of stock underlying the options that may be granted after such amendment to any eligible employee under the Option Plan during a fiscal year.

         The Board of Directors believes that approval of the amendments to the Option Plan is in the best interests of the Company and its stockholders because the availability of an adequate number of shares reserved for issuance under the Option Plan and the ability to grant stock options is an important factor in attracting, motivating and retaining qualified personnel essential to the success of the Company. Consequently, the Company grants options to each employee and each employee is eligible for an additional annual grant, based on his or her performance. The Company has experienced substantial growth in 1995 and 1996 with revenues growing from $10,214,000 in 1994 to $64,274,000 in 1996.
This has required significant growth in the number of full-time employees, which increased from 84 at January 1, 1995 to 254 at December 31, 1996, and resulted in options to purchase an aggregate of 3,760,575 shares being granted during 1995 and 1996. The Company also believes that ensuring the availability of an adequate number of options will be important if the Company undertakes acquisitions that involve the retention of employees of the acquired business.

         As of February 28, 1997, there were 355,687 shares of Common Stock available for future grants under the Option Plan.

SUMMARY OF THE PROVISIONS OF THE OPTION PLAN AS AMENDED

         The following summary of the Option Plan as amended is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any stockholder upon request.

         General. The Option Plan provides for the grant to employees of incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and the grant to employees and consultants of nonstatutory stock options. Currently, a maximum of 7,000,000 of the authorized but unissued shares or treasury shares of the Common Stock of the Company may be issued upon the exercise of options granted pursuant to the Option Plan. The Board has amended the Option Plan, subject to stockholder approval, to increase the number of shares issuable thereunder by 1,200,000 shares. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or like change in the capital structure of the

Company, appropriate adjustments will be made to the shares subject to the Option Plan, to the Option Limit and to outstanding options. To the extent any outstanding option under the Option Plan expires or terminates prior to exercise in full or if shares issued upon exercise of an option are repurchased by the Company, the shares of Common Stock for which such option is not exercised or the repurchased shares are returned to the Option Plan and become available for future grant. The Company intends that compensation related to options granted under the Option Plan qualifies for the "performance-based compensation" exemption under Section 162(m) of the Code. Section 162(m) generally limits the deductibility by the Company for federal income tax purposes of compensation paid to certain executive officers.

         Administration. The Option Plan is administered by the Board or a duly appointed committee of the Board. With respect to the participation of individuals who are subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), the Option Plan must be administered in compliance with the requirements of Rule 16b-3 under the Exchange Act. Subject to the provisions of the Option Plan, the Board or the committee determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the terms of vesting and exercisability of each option, the type of consideration to be paid to the Company upon exercise of an option, the term of each option, and all other terms and conditions of the options. The Board or committee will interpret the Option Plan and options granted under the Option Plan, and all determinations of the Board or committee will be final and binding on all persons having an interest in the Option Plan or any option.

         Eligibility. All employees (including officers and directors who are also employees), consultants, advisors or other independent contractors of the Company or of any present or future parent or subsidiary corporations of the Company are eligible to participate in the Option Plan. As of December 31, 1996, the Company had approximately 254 full-time employees, including six executive officers, and 33 full- time equivalent consultants. Only employees may be granted incentive stock options. Consultants, advisors, and other independent contractors may only be granted nonstatutory stock options.

         Terms and Conditions of Options. Each option granted under the Option Plan is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Option Plan. The per share exercise price of an option must equal at least the fair market value of a share of the Company's Common Stock on the date of grant. The per share exercise price of any option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company must be at least 110% of the fair market value of a share of the Company's Common Stock on the date of grant, and the term of any such option cannot exceed five years.

         Generally, options may be exercised by payment of the exercise price in cash, by check, or in cash equivalent, by tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale of some or all of the shares of Common Stock being acquired upon the exercise of the option, or by any combination of these. However, the Board or committee may restrict the forms of payment permitted in connection with any option grant or may grant options permitting payment of the exercise price with a recourse promissory note.

         Options granted under the Option Plan will become exercisable and vested at such times as specified by the Board or committee. Generally, options granted under the Option Plan are exercisable on and after the date of grant, subject to the right of the Company to reacquire at the optionee's exercise price any unvested shares held by the optionee upon termination of employment or service with the Company or if the optionee attempts to transfer any unvested shares. Shares subject to options generally vest in installments subject to the optionee's continued employment or service. The maximum term of options granted under the Option Plan is ten years. Options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee.

         Transfer of Control. A "Transfer of Control" will be deemed to occur upon any of the following events in which the stockholders of the Company do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company or its successor: (i) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company, (ii) a merger in which the Company is a party or (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company. If a Transfer of Control occurs, the surviving, continuing successor, or purchasing corporation or parent corporation thereof (the "Acquiring Corporation") will either assume outstanding options or substitute options for the Acquiring Corporation's stock for the outstanding options. However, if the Acquiring Corporation elects not to assume or substitute for outstanding options in connection with a merger described in clause (ii) above, the Company's Board will provide that any unexercisable and/or unvested portion of the outstanding options will be immediately exercisable and vested. Any options which are neither assumed or substituted for by the Acquiring Corporation nor exercised as of the date of the Transfer of Control will terminate effective as of such date.

         Termination or Amendment. Unless sooner terminated, no options may be granted under the Option Plan after October 2001. The Board or committee may terminate or amend the Option Plan at any time, but, without stockholder approval, the Board may not amend the Option Plan to increase the total number of shares of Common Stock reserved for issuance thereunder, change the class of persons eligible to receive options, or expand the class of persons eligible to receive nonstatutory stock options. No amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is intended to preserve the option's status as an incentive stock option.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE OPTION PLAN

         The following summary is intended only as a general guide as to the United States federal income tax consequences under current law with respect to participation in the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation. Furthermore, the tax consequences of options are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable. Optionees should consult their own tax advisors prior to the exercise of any option and prior to the disposition of any shares of Common Stock acquired upon the exercise of an option.

         Incentive Stock Options. Options designated as incentive stock options are intended to fall within the provisions of section 422 of the Code. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of such an option.

         For optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option, the gain on sale of the shares (which is the difference between the sale price and the purchase price of the shares) will be taxed as long-term capital gain. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the determination date (see discussion under "Nonstatutory Stock Options" below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will he a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disposition of the shares should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by Section 162(m) of the Code.

         The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under "Nonstatutory Stock Options" below) is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

         Nonstatutory Stock Options. Options not designated as incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option.

         Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are not vested and/or the sale of the shares at a profit would subject the optionee to suit under Section 16(b) of the Exchange Act, in which case the determination date is the later of (i) the date on which the shares vest, or
(ii) the date the sale of the shares at a profit would no longer subject the optionee to suit under Section 16(b) of the Exchange Act. Section 16(b) of the Exchange Act generally is applicable only to officers, directors and beneficial owners of more than 10% of the Common Stock of the Company. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the date of recognition of income, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. No tax deduction is available to the Company with respect to the grant of a nonstatutory option or the sale of the stock acquired pursuant to such grant.

POTENTIAL LIMITATION ON COMPANY DEDUCTIONS

         Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for certain executive officers. Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Section 162(m) regulations, compensation attributable to stock options will qualify as performance-based compensation, provided that: (i) the stock award plan contains a per employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period; (ii) the per employee limitation is approved by the stockholders; (iii) the award is granted by a compensation committee comprised solely of "outside" directors and (iv) the exercise price of the award is no less than the fair market value of the stock on the date of grant. If the stockholders approve the amendments to the Option Plan, compensation received from grants made under the Option Plan will be treated as performance-based compensation and, therefore, will be excluded for purposes calculating the $1 million deduction limit.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

         The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF (i) THE INCREASE IN THE MAXIMUM AGGREGATE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK ISSUABLE UNDER ITS 1991 STOCK OPTION PLAN BY 1,200,000 SHARES AND (ii) THE LIMITATION ON THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK UNDERLYING OPTIONS GRANTED TO ANY SINGLE INDIVIDUAL PER FISCAL YEAR TO 800,000 SHARES.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board of Directors of the Company has selected Arthur Andersen LLP as independent accountants to audit the financial statements of the Company for the year ending December 31, 1997. Arthur Andersen LLP has acted as the Company's independent auditors since the Company's inception. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

         The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 1997.


                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

         Proposals of stockholders intended to be presented at the next Annual Meeting of the Stockholders of the Company must be received by the Company at its offices at 2455 Augustine Drive, Santa Clara, California, 95054, not later than December 7, 1997, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.


                         TRANSACTION OF OTHER BUSINESS

         At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                    By Order of the Board of Directors



                                    KATHLEEN A. MURPHY
                                    Secretary

April 4, 1997